                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
               Pursuant to Section 13 or 15(d) of the Securities
                                 Exchange Act of 1934


       Date of Report (Date of earliest event reported):  March 29, 1999



                                  PALEX, INC.
             (Exact name of registrant as specified in its charter)



           Delaware                     000-22237                76-0520673
(State or other jurisdiction of        (Commission              (IRS Employer
         incorporation)                file Number)          Identification No.)


                       1360 Post Oak Boulevard, Suite 800
                              Houston, Texas 77056
              (Address of principal executive offices) (Zip Code)



      Registrant's telephone number, including area code:  (713) 350-6030
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Item 5.  Other Events

     On March 30, 1999, PalEx, Inc., a Delaware corporation ("PalEx") and International Food Container Organization ("IFCO") announced the execution of a definitive agreement to merge their respective businesses. The combined entity, to be named IFCO Systems, will include IFCO's European, U.S., Asian and Latin American returnable packaging operations and PalEx's North American pallet and industrial container operations. IFCO is comprised of three companies, IFCO Europe Beteiligungs GmbH ("IFCO Europe"), MTS Okologistik Verwaltungs GmbH, and Schoeller International Logistics Beteiligungsgesellschaft mbH, and their respective subsidiaries. The three IFCO companies are wholly or majority owned by Schoeller Packaging Systems GmbH ("SPS") or its affiliates. SPS will create IFCO Systems to be the holding company for the three IFCO companies prior to the merger.

     This business combination will create a leading provider of supply chain support services. The new company will own and manage the leading rental pool of returnable plastic containers ("RPCs") in Europe and the second largest rental pool of pallets in North America. It will also be the largest provider of new pallets and pallet and container reconditioning services in North America. The combined enterprise intends to accelerate the rollout of existing early-stage IFCO RPC pools in the United States, Asia and Latin America. In addition, it plans to bundle other supply chain support services with existing IFCO operations by designing and managing closed-loop logistics and materials handling systems for its customers.

     IFCO owns and manages the leading RPC pool in Europe. It also has RPC operations in the U.S., Latin America and Japan. Started in 1992, the European pool now serves approximately 15,000 supermarket outlets in 15 countries in Europe. The pool, which now consists of approximately 50 million collapsible, reusable plastic containers, offers produce retailers and growers significant economic, logistical and environmental advantages over disposable packaging alternatives. IFCO leases the containers to produce growers, retrieves the empty containers from supermarket customers, washes and in some cases repairs the containers, and returns the cleaned containers to the growers. IFCO deploys the containers from a logistical system that includes 91 depots strategically located throughout Europe. Since 1993, IFCO's European revenues have grown from approximately DM10 million to approximately DM200 million in 1998, representing annual compound annual growth of 82%, all of which has been internally generated.

     Under the terms of the definitive agreement, PalEx will merge with a new subsidiary of IFCO Systems. The outstanding shares of PalEx's common stock will be exchanged for common stock of IFCO Systems representing between 32% and 35% of IFCO Systems' outstanding shares prior to an initial public offering of shares in IFCO Systems. The remaining shares of IFCO Systems prior to its initial public offering will be owned by SPS and, assuming full conversion of certain convertible debentures that may be outstanding, GE Capital Corporation or certain of its affiliates.

     Christoph Schoeller, a founder and Managing Director of IFCO, will serve as Chairman of the Board of IFCO Systems, which will have joint headquarters in Houston, Texas and Munich, Germany. Martin Schoeller, a founder and Managing Director of IFCO, will serve as Chief Executive Officer and a member of the Board of Directors of the new company. Vance Maultsby, PalEx's current Chief Executive Officer, will serve as IFCO Systems' Executive Vice President, Strategy and Finance. Jurgen Benz, currently CEO of IFCO Europe, will serve as Executive Vice President, Marketing and Sales of IFCO Systems. The Board of Directors of IFCO Systems is expected to consist initially of eight persons.
Sam Humphreys and John Drury, both current members of PalEx's Board of Directors, will serve on the Board of Directors of IFCO Systems.

     The merger will occur immediately before the completion of an initial public offering of shares in IFCO Systems. In addition, the merger is subject to stockholder approvals, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act and compliance with similar European requirements, the completion of the initial public offering on the same day as the merger, and other customary conditions. The transaction is expected to be completed in the second or third quarter of 1999.

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     This report may contain statements that may be deemed "forward-looking"
within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, risks associated with closing the announced merger according to its terms, integrating the combined companies and achieving their operational and growth objectives. These include, without limitation, changes in national or international politics and economics, currency exchange rate fluctuations, changes in capital and financial markets, and the ability of the combined companies to effectively integrate their operations. Management believes the assumptions reflected in these statements are reasonable, but there can be no assurance that actual results will not differ materially from these expectations. This announcement should be read in conjunction with the filings made by the Company with the Securities and Exchange Commission during 1997 and 1998 and the filings that will be made relating to the planned merger. These filings disclose risk factors and other information that could cause actual results to materially differ from management's expectations.


Item 7.  Financial Statements and Exhibits

         (a) Financial Statements of businesses acquired.

             Not applicable.

         (b) Pro forma financial information.

             Not applicable.

        (c)  Exhibits.

             Exhibit 99.1 - Press release dated March 30, 1999.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    PALEX, INC.



Date: April 7, 1999                 By:   /s/ Edward Rhyne
                                       -----------------------------------
                                       Edward Rhyne
                                       Vice President and General Counsel

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